Exhibit 99.2

BRISTOL-MYERS SQUIBB COMPANY
2014 EQUITY INCENTIVE PLAN
(Amended and Restated as of November 20, 2019)
 (F/K/A CELGENE CORPORATION 2014 EQUITY INCENTIVE PLAN, AND F/K/A JUNO THERAPEUTICS, INC. 2014 EQUITY INCENTIVE PLAN)

1.          Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Post-Merger Awards in the form of Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares. Pre-Merger Awards included the foregoing types as well as Incentive Stock Options.

2.           Definitions. As used herein, the following definitions will apply:

(a)          “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)         “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)          “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares. Awards include Pre-Merger Awards and Post-Merger Awards.

(d)          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)          “Board” means the Board of Directors of the Company.

(f)          “Celgene Companies” means Celgene Corporation and its Subsidiaries and affiliates as in existence immediately before the Merger Effective Time.

(g)         “Celgene/Juno Legacy Employees” means employees in service to any of the Celgene Companies and eligible to participate in the Plan (as then in effect) immediately before the Merger Effective Time. In this regard, employees and other service providers to Celgene Corporation and its Subsidiaries and affiliates immediately prior to the effective time of the merger of a subsidiary of Celgene Corporation with and into Juno Therapeutics, Inc. (at March 6, 2018) were not eligible to participate in the Plan immediately prior to the Merger Effective Time.

(h)          “Change in Control,” with respect to a Pre-Merger Award, means the occurrence of any one of the following events:

(i)         A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)        A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i)          “Change in Control,” with respect to a Post-Merger Award, means the occurrence of any of the following events after the date of grant of the affected Award:

(i)         Any “Person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) shall have become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the then outstanding common shares of the Company;

(ii)         The consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, (unless any Person shall have become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting securities representing thirty percent (30%) or more of such combined voting power), or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(iii)        Following the approval by the stockholders of the Company of a plan of complete liquidation of the Company, the date upon which a substantial step in implementation of the plan is initiated;

(iv)        Upon the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; and

(v)         The date there shall have been a change in the composition of the Board of Directors of the Company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(j)          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)          “Committee” means the Compensation and Management Development Committee of the Board or such other committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof. The composition and governance of the Committee is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (subject to applicable requirements of New York Stock Exchange rules), in which case the term “Committee” shall refer to the Board.

(l)           “Common Stock” means the common stock, par value $0.10 per share of the Company.

(m)         “Company” means Bristol-Myers Squibb Company, a Delaware corporation, or any successor thereto.

(n)         “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.

(o)          “Director” means a member of the Board.

(p)          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time. The Administrator may specify a different definition of “Disability” in any Award agreement.

(q)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)         If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t)          “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u)         “Merger Effective Time” means the date and time the consummation of the transaction contemplated by that certain Agreement and Plan of Merger, dated January 2, 2019, by and among the Company, Burgundy Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Celgene Corporation, a Delaware corporation (“Celgene”), pursuant to which, among other things, Merger Sub was merged with and into Celgene (the “Merger”) became effective (9:57 AM on November 20, 2019).

(v)          “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)          “Option” means a stock option granted pursuant to the Plan.

(y)         “Outside Director” means a Director of Celgene Corporation or Juno Therapeutics, Inc. granted a Pre-Merger Award who, at the time of grant, was not an employee of the granting corporation or its subsidiaries or affiliates. Status as an Outside Director will continue for any period during which such Outside Director serves as a director of the Company.

(z)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)        “Participant” means the holder of an outstanding Award.

(bb)        “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)        “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)      “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)        “Plan” means this Amended & Restated 2014 Equity Incentive Plan.

(ff)         “Post-Merger Awards” means Awards that are granted to persons eligible under the Plan as in effect at or after the Merger Effective Time (i.e., Awards other than Pre-Merger Awards).

(gg)        “Pre-Merger Awards” means Awards that were granted to persons eligible under the Plan as in effect at the time of the original grant of such Awards and prior to the Merger Effective Time (i.e., Awards other than Post-Merger Awards).

(hh)        “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii)          “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)        “Retirement” has the meaning, with respect to a Pre-Merger Award, as defined in the applicable Award Agreement. With respect to a Post-Merger Award, “Retirement” means a Participant’s termination of employment with the Company or a Subsidiary or affiliate (without continuing employment with any other of the Company or a Subsidiary or affiliate) in the following circumstances:

(i)          At or after the Participant’s 65th birthday; or

(ii)         At or after the later of the Participant’s 55th birthday or the date the Participant has completed ten (10) years of service with the Company and/or its Subsidiaries or affiliates; or

(iii)        Such termination is by the Company or a Subsidiary or affiliate not for cause and is not voluntary on the part of the Participant, and, in addition, each of the following criteria is met: (x) Participant’s age plus years of service (rounded up to the next higher whole number) equals at least 70; (y) the Participant has completed at least ten (10) years of service with the Company and/or its Subsidiaries or affiliates, and (z) if the Participant is employed in the United States or Puerto Rico, the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, non-solicitation and other commitments for the protection of the business of the Company and its Subsidiaries or affiliates as then may be required by the Administrator, and if the Participant is employed outside of the United States or Puerto Rico, the Participant has agreed to be subject to covenants relating to noncompetition, non-solicitation and other commitments for the protection of the business of the Company and its Subsidiaries or affiliates as then may be required by the Administrator and not otherwise prohibited by law. Years of service with the Celgene Companies or Juno Therapeutics, Inc. and its subsidiaries and affiliates constitute years of service for purposes of the Plan.

(kk)       “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)         “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)     “Service Provider” means an Employee, Outside Director or Consultant.

(nn)       “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(oo)       “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp)        “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.           Stock Subject to the Plan.

(a)         Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 20,126,907 Shares (this being the adjusted number upon the assumption of the Plan by the Company at the Merger Effective Time) with respect to Pre-Merger Awards remaining outstanding at the Merger Effective Time and Post-Merger Awards. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)         [Reserved].

(c)         Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered in exchange for another Award (to the extent permitted hereunder), or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(d)          Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.           Administration of the Plan.

(a)          Procedure.

(i)          Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)         Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)        Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) the Committee, which committee will be constituted to satisfy Applicable Laws.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)          to determine the Fair Market Value;

(ii)         subject to Section 5, to select the Service Providers to whom Awards may be granted hereunder;

(iii)        to determine the number of Shares to be covered by each Award granted hereunder;

(iv)        to approve forms of Award Agreements for use under the Plan;

(v)         to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)        [reserved];

(vii)       to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)        to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan);

(x)         to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14 of the Plan;

(xi)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)       to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.         Eligibility. Pre-Merger Awards were granted to persons eligible under the Plan as in effect at the time of the original grant of the Awards. With respect to Post-Merger Awards, all Celgene/Juno Legacy Employees, together with Employees and Consultants whose employment or service commenced after the Merger Effective Time, are eligible to be granted Awards in the form of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units. Post-Merger Awards may not be granted to non-employee directors of the Company, and no Incentive Stock Options may be granted as Post-Merger Awards.

6.           Stock Options.

(a)        Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option, provided, however, that no Post-Merger Awards in the form of Incentive Stock Options may be granted. However, notwithstanding the designation of a Pre-Merger Award as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)         Term of Option. The term of each Option will be stated in the Award Agreement, but in no event will exceed ten (10) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)          Option Exercise Price and Consideration.

(i)          Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)          In the case of a Pre-Merger Award in the form of an Incentive Stock Option.

(A)          granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)           granted to any Participant other than a Participant described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)          In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)         Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)         Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)          Exercise of Option.

(i)          Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.           Restricted Stock.

(a)          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)          Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)          Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)          Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)        Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.           Restricted Stock Units.

(a)          Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)        Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)        Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)          Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)          Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.           Stock Appreciation Rights.

(a)          Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)          Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)         Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)         Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)        Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)          Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)          The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)         The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.         Performance Units and Performance Shares.

(a)        Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)         Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)          Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)         Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)         Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)          Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.        Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.         Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.         Adjustments; Dissolution or Liquidation; Change in Control.

(a)        Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limit in Section 3 of the Plan.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)         Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) such Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) such outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of such an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 13(c), the Administrator will not be required to treat all Awards similarly in the transaction.

For the purposes of this subsection (c), such an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, such an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)         Change in Control–Pre-Merger Awards. In the event that the successor corporation does not assume or substitute a Pre-Merger Award, the Participant will fully vest in and have the right to exercise all such outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Pre-Merger Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if such an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(e)        Change in Control–Post-Merger Awards. With respect to a Post-Merger Award, in the event that there occurs a Change in Control of the Company, if the Participant’s employment with the Company and its Subsidiaries or affiliates terminates in an event constituting a “Qualifying Termination” (as defined in Section 13(f)) during the Protected Period (as defined in Section 13(e)(iv)), the following provisions shall apply to such Award upon such Qualifying Termination, unless otherwise provided by the Committee in the Award Agreement (in language specifically negating the effect of this Section 13(e) if the effect of such language is to restrict the Participant’s rights hereunder):

(i)         In the case of such an Award other than a performance-based Award, all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant’s Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant’s Qualifying Termination, and all deferral of settlement and similar restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral conditions, subject to applicable requirements of Code Section 409A (including any applicable six-month delay or other delay in distribution);

(ii)         In the case of such an Award in the form of a performance-based Award, an amount equal to the pro rata portion of the performance-based Award (or award opportunity relating thereto) for any performance period that was in effect at the time of the Participant’s Qualifying Termination, shall be deemed earned as of the date of the Qualifying Termination, calculated as to each such performance-based Award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the target level, except that any portion of the performance-based Award based on performance measured over a period that has been completed at or before the date of the Qualifying Termination shall be deemed earned based on actual performance for such period; provided, however, any additional forfeiture conditions in the nature of a “clawback” applicable to the performance-based Award shall continue to apply to any payment under this Section 13(e), and shall be deemed the Participant’s covenants to be performed following the Qualifying Termination. For purposes of this Section 13(e), the pro rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the date of the Qualifying Termination, and any service, vesting or other non-performance requirement relating to such Award, including a service period that would have extended after the performance period, will be deemed met. Such performance-based Award will then be settled in accordance with the terms of the Award. Any portion of such performance-based Award in excess of the pro rata portion shall be cancelled, unless otherwise determined by the Committee. Any distribution hereunder shall be subject to subject to applicable requirements of Code Section 409A (including any applicable six-month delay in distribution);

(iii)        Awards subject to accelerated vesting and/or settlement under this Section 13(e) may be settled in cash, if and to the extent authorized by the Committee. The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof during the Protected Period following the Change in Control in a legally binding agreement with the Participant.

(iv)        For purposes of this Section 13(e), the “Protected Period” means the two-year period following the Change in Control, or such other period specified by the Committee in a Participant’s Change-in-Control Agreement or Change-in-Control Plan, as applicable, or such other specific period (not less than one year) specified by the Committee at the time of grant of a Participant’s Award in the resolutions authorizing the grant of such Award.

(f)          Qualifying Termination. For purposes of Section 13(e), a “Qualifying Termination” shall be deemed to have occurred under the following circumstances:

(i)          The Company-initiated termination for reasons other than willful misconduct, activity deemed detrimental to the interests of the Company, or disability, provided that (A) if the Participant is located in the United States or Puerto Rico, the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company, and (B) if the Participant is employed outside of the United States or Puerto Rico, the Participant executes, where applicable and not otherwise prohibited by law, a non-solicitation and/or non-compete agreement with the Company.

(ii)         The Participant resigns with good reason, for which purpose “good reason” means (A) a substantial adverse alteration in the nature or status of the Participant’s responsibilities, (B) a material reduction in the Participant’s base salary and/or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or, (C) the Company requiring the Participant to relocate to a work location more than 50 miles from his/her work location prior to the Change in Control.

(iii)        For purposes of this Section 13(f), the following additional provisions apply:

(A)        The term “substantial” relating to the adverse alteration in the nature or status of Participant’s responsibilities under Section 13(f)(ii)(A) above means “material” within the meaning of Treasury Regulation § 1.409A-1(n); and

(B)       An event that would otherwise constitute good reason hereunder shall not constitute good reason (1) if the Participant fails to provide notice to the Company of the circumstances constituting good reason within 90 days after Participant first became aware of such event and at least 30 days before Participant’s termination for good reason, (2) if the Participant fails to provide a notice of termination to the Company, with such notice specifying a termination date not more than 90 days after the notice is provided to the Company and a termination date not more than 120 days following the date the Participant first became aware (or reasonably should have become aware) of the occurrence of circumstances constituting good reason, or (3) if the Company has fully corrected the circumstance that constitutes good reason within 30 days of receipt of notice referred to in clause (B)(1) above.

A Participant’s death or voluntary resignation without good reason will not constitute a Qualifying Termination.

(g)         Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

(h)         Termination of Awards Upon Acquisition Events. In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding common shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets to such a person, entity or group of persons and/or entities (together, “Acquisition Events”), then the Company may, by action of the Committee, terminate any outstanding Post-Merger Award, effective as of the date of the Acquisition Event. In such case, the Company shall deliver notice of termination of each such Award to each affected Participant at least 30 days before the date of the Acquisition Event, and at the consummation of the Acquisition Event each such then outstanding Award shall be automatically exercised and/or settled by payment of the per-share consideration to be received by stockholders less any applicable exercise price or similar payment obligation or deduction under the terms of the Award for each share subject to the Award, provided that (i) if the net amount payable is zero or less the Award will be terminated without payment; and (ii) the affected Awards shall be deemed to be fully vested, except that Awards subject to performance conditions will be deemed earned on a pro rata basis as provided under Section 13(e), treating the Participant as though he or she had a Qualifying Termination at the date of the Acquisition Event.

14.         Tax.

(a)         Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)        Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)         Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15.         No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.         Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17.         Term of Plan. The Plan shall remain in effect until November 24, 2024, unless terminated earlier under Section 18 of the Plan.

18.         Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)         Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In furtherance of this requirement and in addition to other requirements of the Plan, without such approval of stockholders of the Company, the Plan and outstanding Options and Stock Appreciation Rights will not be amended or replaced in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

(i)           Lowering the exercise price of such Award after it is granted;

(ii)         Any other action that is treated as a repricing under generally accepted accounting principles;

(iii)        Canceling such Award at a time when its exercise price exceeds the fair market value of the underlying Common Stock, in exchange for another Award of any type, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under the Plan.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.         Conditions Upon Issuance of Shares.

(a)         Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)         Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.